Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization
ACE Surgical Supply Co., Inc.[1]	Massachusetts
BioHorizons, Inc.[2]	Delaware
Camlog USA, Inc.[3]	Delaware
eAssist, Inc.[4]	Wyoming
Exan Enterprises Inc.[5]	Nevada
Handpiece Parts & Repairs, Inc.	Delaware
Henry Schein Europe, Inc.[6]	Delaware
Henry Schein Global Sourcing, Inc.[7]	Delaware
Henry Schein Latin America Pacific Rim, Inc.[8]	Delaware
Henry Schein Medical Systems, Inc.	Ohio
Henry Schein Practice Solutions Inc.[9]	Utah
HS Brand Management, LLC	Delaware
HS TM Holdings, LLC[10]	Delaware
HSFR, Inc.	Delaware
Insource, Inc.	Virginia
Prism Medical Products, L.L.C.	Delaware
Project Helium Holdings, LLC[11]	Delaware
Project Spartan Holdings Corp.[12]	Delaware
S & S Discount, Inc.[13]	Delaware
SG Healthcare Corp.[14]	Delaware
TDSC, Inc.	Delaware

[1]

ACE Surgical Supply Co., Inc. is the parent company of two consolidated, wholly-owned subsidiaries, each of which operate in the health care manufacturing and/or distribution industry in the United States.

[2]

BioHorizons, Inc. is the parent company of 14 consolidated, wholly-owned subsidiaries, seven of which operate in the dental implant and distribution industries in the United States and seven which operate in the dental implant and distribution industries outside the United States. BioHorizons, Inc. also owns a majority interest in BioHorizons Camlog Italia SRL which operates in the dental implant and distribution industries outside the United States.

[3]

Camlog USA, Inc. is the parent company of two consolidated, wholly-owned subsidiaries, one of which operates in the healthcare distribution industry in the United States and one of which operates a financial support services business for health care practitioners in and outside of the United States. Camlog USA, Inc. also owns a majority interest in Stradis Medical, LLC which operates in the health care distribution industry in the United States.

[4]

eAssist, Inc. owns a majority interest in the following companies, all of which operate to provide consulting and educational services in the dental industry in the United States: eAssist Consulting, LLC; eAssist Publishing, LLC and eAssist University, LLC.

[5]	Exan Enterprises Inc. is the parent company of one consolidated, wholly-owned subsidiary which operates in the dental management software industry in the United States.
[6]

Henry Schein Europe, Inc. is the parent company of 66 consolidated, wholly-owned subsidiaries, six of which operate in the health care distribution industry in the United States and 60 of which operate in the health care distribution industry outside the United States. Henry Schein Europe, Inc. also owns a majority interest in the following companies, all of which operate in the health care distribution industry outside the United States: BA Dental Europa, S.A.U.; BA International Proprietary Limited; Cliniclands AB, Dental Trey S.r.l.; Henry Schein Dental Warehouse (PTY) Ltd.; Henry Schein España, S.L.; Henry Schein Portugal Unipessoal LDA; Infomed Servicios Informáticos, S.L.; Marrodent Sp. z o.o.; Mega Dental SNC; Newshelf 1223 Proprietary Limited; Servimed Técnicos, S.L.U. and Spain Dental Express S.A.U.

[7]	Henry Schein Global Sourcing, Inc. is the parent company of one consolidated, wholly-owned subsidiary which provides health care regulatory and operational services outside of the United States.
[8]

Henry Schein Latin America Pacific Rim, Inc. is the parent, holding company of 12 consolidated, wholly-owned subsidiaries, three of which operate in the health care distribution industry in the United States and nine of which operate in the health care distribution industry outside of the United States. Henry Schein Latin America Pacific Rim, Inc. also owns a majority interest in the following companies, all of which operate in the health care distribution industry outside the United States: Accord Corporation Limited; Alta-Dent Corporation; BA Pro Repair Ltd.; CB Healthcare Consulting Pty Ltd.; Hangzhou Lixue Henry Schein Medical Instrument Co., Ltd.; Henry Schein China Management Co. Ltd.; Henry Schein China Services Limited; Henry Schein Hemao Guangzhou Medical Device Co., Ltd.; Henry Schein Hong Kong Holdings Limited; Henry Schein Hong Kong Limited; Henry Schein Regional Limited; Henry Schein Regional Pty Ltd as the Trustee for the Henry Schein Regional Trust; Henry Schein Regional Trust; Henry Schein Shvadent (2009) Ltd.; Henry Schein Sunshine (Beijing) Medical Device Co. Ltd.; Henry Schein Trading (Shanghai) Co., Ltd.; Medi-Consumables PTY Limited; Ningbo Buyinghall Medical Equipment Co., Ltd.; Wuhan Hongchang Henry Schein Dental Instrument Co., Ltd. and Zhengzhou Yifeng Henry Schein Dental Instrument Co., Ltd.

[9]

Henry Schein Practice Solutions Inc. is the parent company of 21 consolidated, wholly-owned subsidiaries, two of which operate in the digital dental products and solutions industry in the United States, and 19 of which operate in the digital dental products and solutions industry outside the United States. Henry Schein Practice Solutions Inc. also owns a majority interest in Henry Schein One, LLC and Lighthouse 360, Inc., both of which operate in the digital dental products and solutions industry in the United States. Additionally, Henry Schein Practice Solutions Inc. owns a majority interest in the following companies, all of which operate in the digital dental products and solutions industry outside the United States: Axium Solutions ULC; Dental Cremer Produtos Odontológicos S.A.; Elite Computer Italia S.r.l.; Henry Schein One Australia; Henry Schein One New Zealand; Infomed Software, S.L.; Julie Solutions SAS; Kopfwerk Datensysteme GmbH; Medentis Medical GmbH; Orisline Espana S.L.; Orisline Portugal Unipessoal Lda; Quantity Serviços e Comércio de Produtos para a Saúde S.A.; Simples Dental Software S.A.; Software of Excellence Practice Solutions Coöperatief U.A.; Software of Excellence United Kingdom Limited and Transportes Hasse Ltda.

[10]	HS TM Holdings, LLC is the parent, holding company of one consolidated, wholly-owned subsidiary which operates in the health care industry in the United States.
[11]	Project Helium Holdings, LLC is the parent, holding company of one consolidated, wholly-owned subsidiary which operates in the dental handpiece repair and sales industry in the United States.
[12]

Project Spartan Holdings Corp. is the parent, holding company of two consolidated, wholly-owned subsidiaries, each of which operate in the health care industry in the United States. Project Spartan Holdings Corp. also owns a majority interest in the following companies, all of which operate in the health care distribution industry in the United States: NAR (HSI) Holdings, LLC; NAR Blocker, Inc.; NAR Training, LLC; North American Rescue Holdings, LLC; North American Rescue, LLC and NAR Medical Depot, LLC.

[13]

S & S Discount Supply, Inc. is the parent company of one consolidated, wholly-owned subsidiary which operates in the dental manufacturing and/or distribution industry in the United States. S&S Discount Supply, Inc. also owns a majority interest in Ortho Organizers Holdings, Inc., Ortho Organizers, Inc. and Ortho Technology, Inc., all of which operate in the dental manufacturing and/or distribution industry in the United States.

[14]

SG Healthcare Corp. is the parent, holding company of six consolidated, wholly-owned subsidiaries, five of which operate in the health care distribution industry in the United States, and one of which operates in the health care distribution industry outside of the United States.